Exhibit 99.1

Purple Innovation Redemption of Public Warrants Reminder

Lehi, Utah, November 20, 2020 – Purple Innovation, Inc. (NASDAQ: PRPL) (“the Company”), the leader in comfort innovation and the creator of the renowned Purple® Mattress, announced today that as of November 19, 2020, approximately 9,828,000 Public Warrants and all of the Incremental Loan Warrants had been exercised since October 27, 2020.

As previously announced, on October 27, 2020, the Company provided notice to the holders of the Public Warrants and the Incremental Loan Warrants that their warrants will be redeemed in accordance with the terms of such warrants on November 30, 2020.

As a courtesy, the Company would like to remind any remaining holders of Public Warrants that if the remaining approximately 1,229,000 Public Warrants are not exercised prior to November 30, 2020, they will be redeemed on that date at the redemption price of $0.01 per warrant.

Questions concerning redemption and exercise of such public warrants can be directed to Philadelphia Stock Transfer at info@philadelphiastocktransfer.com or (866) 223-0448.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 25 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors' products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200

Purple Innovation, Inc.
Misty Bond
Director of Purple Communications
misty.b@purple.com

385-498-1851